Exhibit 99.1
October 23, 2025

Dow reports third quarter 2025 results
3Q25 FINANCIAL HIGHLIGHTS
•Net sales were $10.0 billion, down 8% year-over-year, reflecting declines in all operating segments. Sequentially, net sales were down 1%, as gains in Industrial Intermediates & Infrastructure were more than offset by declines in Packaging & Specialty Plastics and Performance Materials & Coatings.
•Volume decreased 1% year-over-year, as declines in Europe, the Middle East, Africa and India (EMEAI) were partly offset by gains in the U.S. and Canada and Asia Pacific. Sequentially, volume increased 1%, following the startup of Dow’s new assets in the U.S. Gulf Coast. Gains in Industrial Intermediates & Infrastructure were partly offset by declines in Packaging & Specialty Plastics due to lower merchant hydrocarbons sales.
•Local price was down 8% versus the year-ago period and down 3% sequentially.
•GAAP net income was $124 million. Op. EBIT1 was $180 million, down $461 million year-over-year. This was primarily driven by declines in price and equity earnings, which were partly offset by tailwinds from the Company’s cost reduction actions. Sequentially, Op. EBIT increased $201 million, driven by meaningful cost reduction progress and lower planned maintenance activity, which were partly offset by lower prices across all operating segments.
•GAAP earnings per share (EPS) was $0.08; operating EPS1 was a loss of $0.19, compared to EPS of $0.47 in the year-ago period and a loss of $0.42 in the prior quarter. Op. EPS excludes significant items totaling $0.27 per share, primarily driven by one-time favorable tax adjustments and gains from the Company’s sale of its 50% interest in the DowAksa joint venture.
•Cash provided by operating activities – continuing operations was $1.1 billion, up $330 million year-over-year, driven by working capital improvements. Sequentially, it was up $1.6 billion, primarily driven by working capital improvements and advance payments for low carbon solutions and other long-term supply agreements.
•Returns to shareholders totaled $249 million of dividends in the quarter.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except per share amounts	3Q25	3Q24	vs. SQLY [B / (W)]	2Q25	vs. PQ [B / (W)]
Net Sales	$9,973	$10,879	$(906)	$10,104	$(131)
GAAP Income (Loss), Net of Tax	$124	$240	$(116)	$(801)	$925
Operating EBIT[1]	$180	$641	$(461)	$(21)	$201
Operating EBITDA[1]	$868	$1,382	$(514)	$703	$165
GAAP Earnings (Loss) Per Share	$0.08	$0.30	$(0.22)	$(1.18)	$1.26
Operating Earnings Per Share[1]	$(0.19)	$0.47	$(0.66)	$(0.42)	$0.23
Cash Provided by (Used for) Operating Activities - Cont. Ops	$1,130	$800	$330	$(470)	$1,600

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports third quarter 2025 results
CEO QUOTE
“In the third quarter, we delivered sequential earnings and cash flow improvement despite continued pressure across our industry,” said Jim Fitterling, Dow chair and CEO. “Our teams are engaging in productive conversations with governments around the world to keep product moving and to ensure a fair-trade environment. We remain confident that Dow is in a strong position to navigate this environment. Additionally, we captured resilient demand from our new polyethylene and alkoxylation assets in the U.S. Gulf Coast, delivering sequential volume and earnings growth in key end markets at higher margins. We remain on track to deliver more than $6.5 billion in near-term cash support, with over half already achieved. This includes a reduction in CapEx spending of $1 billion this year, as well as the accelerated delivery of our previously announced $1 billion in targeted cost reductions by the end of 2026. Our performance demonstrates the strength of Dow’s competitive advantages and our disciplined focus on key value drivers within our control.”

SEGMENT HIGHLIGHTS
Packaging & Specialty Plastics

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions	3Q25	3Q24	vs. SQLY [B / (W)]	2Q25	vs. PQ [B / (W)]
Net Sales	$4,891	$5,516	$(625)	$5,025	$(134)
Operating EBIT	$199	$618	$(419)	$71	$128
Equity Earnings (Losses)	$(6)	$16	$(22)	$7	$(13)

Packaging & Specialty Plastics segment net sales in the quarter were $4.9 billion, down 11% versus the year-ago period1. Local price decreased 10% year-over-year, primarily driven by lower downstream polymer prices. Currency increased net sales by 1%. Volume decreased 1% year-over-year, driven by lower licensing revenue and merchant olefins sales, partly offset by higher polyethylene volumes. On a sequential basis, net sales declined, primarily driven by lower prices for downstream polymers and olefins.

Equity losses for the segment were $6 million, a decrease of $22 million compared to the prior year, due to lower integrated margins at the Kuwait joint ventures and lower supply availability at Sadara as the result of an unplanned event in July. The impacted asset is currently back up and running. Sequentially, equity earnings decreased by $13 million, primarily driven by higher losses at Sadara.

Op. EBIT was $199 million, a decrease of $419 million compared to the year-ago period, primarily driven by lower integrated margins. Sequentially, Op. EBIT increased by $128 million, driven by higher integrated margins and operating rates, our new polyethylene unit in Freeport, TX, and lower fixed costs.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, driven by lower downstream polymer prices and lower licensing revenue, partly offset by higher demand for flexible packaging applications. Sequentially, net sales were flat, as higher demand for flexible packaging was offset by lower prices.

Hydrocarbons & Energy business reported a net sales decrease both year-over-year and sequentially, driven by lower merchant olefins sales in EMEAI.

1.Includes a 1% unfavorable impact from the sale of the flexible packaging laminating adhesives business in the fourth quarter of 2024 which is presented as “Portfolio & Other” in the Sales Variances by Segment and Geographic Region table on page 10.

Dow reports third quarter 2025 results
Industrial Intermediates & Infrastructure

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions	3Q25	3Q24	vs. SQLY [B / (W)]	2Q25	vs. PQ [B / (W)]
Net Sales	$2,834	$2,962	$(128)	$2,786	$48
Operating EBIT	$(47)	$(53)	$6	$(185)	$138
Equity Earnings (Losses)	$(68)	$(17)	$(51)	$(39)	$(29)

Industrial Intermediates & Infrastructure segment net sales were $2.8 billion, down 4% versus the year-ago period. Local price declined 8% year-over-year, reflecting decreases in both businesses. Currency increased net sales by 2%. Volume increased 2% year-over-year, driven by higher volumes in the U.S. and Canada in both businesses. On a sequential basis, net sales increased 2% as volume gains in all regions were partly offset by lower prices.

Equity losses for the segment were $68 million, compared to equity losses of $17 million in the year-ago period, primarily driven by lower integrated margins at Sadara and the Kuwait joint ventures. Equity losses in the prior quarter were $39 million. Sequentially, the earnings decline was driven by higher losses at Sadara following the previously mentioned unplanned event in July.

Op. EBIT increased $6 million versus the year-ago period, driven by higher operating rates and lower fixed costs, partly offset by lower prices. On a sequential basis, Op. EBIT increased by $138 million, driven by lower planned maintenance activity and higher volumes in both businesses, supported by the startup of the new alkoxylation unit in Seadrift, TX.

Polyurethanes & Construction Chemicals business reported a decrease in net sales compared to the year-ago period, primarily driven by local price and volume declines, partly offset by increased MDI volumes following a third-party supplier outage in the prior period. Sequentially, net sales increased as higher volumes, primarily in MDI, were partly offset by lower prices in EMEAI.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, primarily driven by lower local prices, partly offset by higher volumes, led by energy applications, including solutions for data centers. Sequentially, net sales increased, driven by higher volumes from improved supply availability following turnaround activity in the prior period and the startup of our new unit in Seadrift, TX, which partly offset price declines. The new alkoxylation unit targets more resilient home and personal care end markets.

Performance Materials & Coatings

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions	3Q25	3Q24	vs. SQLY [B / (W)]	2Q25	vs. PQ [B / (W)]
Net Sales	$2,082	$2,214	$(132)	$2,129	$(47)
Operating EBIT	$80	$140	$(60)	$152	$(72)
Equity Earnings (Losses)	$1	$1	$0	$1	$0

Performance Materials & Coatings segment net sales in the quarter were $2.1 billion, down 6% versus the year-ago period. Local price decreased 5% year-over-year, driven by declines in both businesses. Currency increased net sales by 1%. Volume was down 2% year-over-year, primarily driven by lower volumes in Consumer Solutions, led by upstream siloxanes. On a sequential basis, net sales were down 2% driven by lower prices and seasonally lower demand for coatings applications, partly offset by volume gains in Consumer Solutions.

Dow reports third quarter 2025 results
Op. EBIT decreased $60 million versus the year-ago period, driven primarily by lower prices, partly offset by lower fixed costs. Sequentially, Op. EBIT decreased $72 million, driven by margin compression, led by upstream siloxanes, and seasonally lower volumes, partly offset by lower fixed costs.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as higher demand for downstream electronics and home care applications was more than offset by lower prices across the business and lower upstream siloxanes volumes. Sequentially, net sales increased, driven by higher demand for both upstream siloxanes and downstream silicones, partly offset by lower prices.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, driven by lower prices, led by declines in acrylic monomers. Sequentially, net sales decreased, primarily driven by seasonally lower demand as well as lower prices, primarily in acrylic monomers.

OUTLOOK

“Our teams are staying close to our customers, maintaining the financial flexibility we have built, and strengthening Dow’s competitiveness to drive higher earnings,” said Fitterling. “While the near-term market backdrop remains largely unchanged across the end markets Dow serves, we continue to take actions to build on our strong foundation and enable greater long-term shareholder returns when macroeconomic conditions improve. We are focused on resilient areas of our portfolio where we can capture share and premiums. And, we are delivering increased cost savings, rationalizing higher-cost areas of our asset footprint - primarily in Europe - and applying a disciplined approach to our balance sheet and cash flow. As we have demonstrated, we are committed to identifying and implementing additional targeted initiatives designed to enhance Dow’s earnings and further optimize our cost structure.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 30 countries and employ approximately 36,000 people. Dow delivered sales of approximately $43 billion in 2024. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com

Dow reports third quarter 2025 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; Dow’s ability to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions, tariffs and trade policies, or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics, and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities; and any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by (used for) operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by (used for) operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Net sales	$9,973	$10,879	$30,508	$32,559
Cost of sales	9,242	9,809	28,523	28,888
Research and development expenses	191	208	579	608
Selling, general and administrative expenses	340	396	1,053	1,228
Amortization of intangibles	46	76	185	234
Restructuring and asset related charges - net	23	24	822	69
Equity in earnings (losses) of nonconsolidated affiliates	(72)	2	(122)	45
Sundry income (expense) - net	185	119	345	256
Interest income	47	36	114	143
Interest expense and amortization of debt discount	221	199	646	595
Income (loss) before income taxes	70	324	(963)	1,381
Provision (credit) for income taxes	(54)	84	4	145
Net income (loss)	124	240	(967)	1,236
Net income attributable to noncontrolling interests	62	26	113	67
Net income (loss) available for Dow Inc. common stockholders	$62	$214	$(1,080)	$1,169

Per common share data:
Earnings (loss) per common share - basic	$0.08	$0.30	$(1.53)	$1.65
Earnings (loss) per common share - diluted	$0.08	$0.30	$(1.53)	$1.65

Weighted-average common shares outstanding - basic	711.8	702.3	709.4	703.5
Weighted-average common shares outstanding - diluted	713.2	703.6	709.4	704.9

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2025	Dec 31, 2024
Assets
Current Assets
Cash and cash equivalents	$4,609	$2,189
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2025: $71; 2024: $95)	5,044	4,756
Other	2,117	2,108
Inventories	6,675	6,544
Other current assets	1,201	993
Total current assets (variable interest entities restricted - 2025: $219; 2024: $55)	19,646	16,590
Investments
Investment in nonconsolidated affiliates	1,255	1,266
Other investments (investments carried at fair value - 2025: $2,073; 2024: $2,047)	2,812	3,033
Noncurrent receivables	427	380
Total investments	4,494	4,679
Property
Property	65,327	62,121
Less: Accumulated depreciation	42,788	40,117
Net property (variable interest entities restricted - 2025: $2,357; 2024: $122)	22,539	22,004
Other Assets
Goodwill	8,690	8,565
Other intangible assets (net of accumulated amortization - 2025: $5,702; 2024: $5,394)	1,546	1,721
Operating lease right-of-use assets	1,314	1,268
Deferred income tax assets	1,418	1,257
Deferred charges and other assets	1,343	1,228
Total other assets (variable interest entities restricted - 2025: $232; 2024: $15)	14,311	14,039
Total Assets	$60,990	$57,312
Liabilities and Equity
Current Liabilities
Notes payable	$133	$135
Long-term debt due within one year	413	497
Accounts payable:
Trade	4,535	4,847
Other	1,673	1,694
Operating lease liabilities - current	324	318
Income taxes payable	271	276
Accrued and other current liabilities	2,755	2,521
Total current liabilities (variable interest entities nonrecourse - 2025: $413; 2024: $24)	10,104	10,288
Long-Term Debt (variable interest entities nonrecourse - 2025: $172; 2024: $—)	17,709	15,711
Other Noncurrent Liabilities
Deferred income tax liabilities	383	392
Pension and other postretirement benefits - noncurrent	4,656	4,736
Asbestos-related liabilities - noncurrent	645	713
Operating lease liabilities - noncurrent	1,046	984
Other noncurrent obligations	7,383	6,637
Total other noncurrent liabilities (variable interest entities nonrecourse - 2025: $353; 2024: $13)	14,113	13,462
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2025: 785,965,252 shares; 2024: 784,471,939 shares)	8	8
Additional paid-in capital	11,099	9,203
Retained earnings	18,576	20,909
Accumulated other comprehensive loss	(7,763)	(8,110)
Treasury stock at cost (2025: 75,197,860 shares; 2024: 80,859,145 shares)	(4,379)	(4,655)
Dow Inc.’s stockholders’ equity	17,541	17,355
Noncontrolling interests	1,523	496
Total equity	19,064	17,851
Total Liabilities and Equity	$60,990	$57,312

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2025	Sep 30, 2024
Operating Activities
Net income (loss)	$(967)	$1,236
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,126	2,143
Credit for deferred income tax	(179)	(134)
Earnings of nonconsolidated affiliates less than dividends received	312	221
Net periodic pension benefit credit	(73)	(143)
Pension contributions	(145)	(92)
Net gain on sales of assets, businesses and investments	(211)	(58)
Restructuring and asset related charges - net	822	69
Other net loss	134	332
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(400)	(818)
Inventories	(132)	(676)
Accounts payable	(492)	601
Other assets and liabilities, net	(31)	(589)
Cash provided by operating activities - continuing operations	764	2,092
Cash provided by (used for) operating activities - discontinued operations	(16)	8
Cash provided by operating activities	748	2,100
Investing Activities
Capital expenditures	(1,911)	(2,173)
Proceeds from incentives related to capital expenditures	132	—
Investment in gas field developments	(110)	(157)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	135	36
Acquisitions of property and businesses, net of cash acquired	—	(121)
Investments in and loans to nonconsolidated affiliates	(21)	(25)
Proceeds from sales of ownership interests in nonconsolidated affiliates	125	—
Purchases of investments	(523)	(1,381)
Proceeds from sales and maturities of investments	711	2,386
Other investing activities, net	5	(21)
Cash used for investing activities	(1,457)	(1,456)
Financing Activities
Changes in short-term notes payable	36	(61)
Proceeds from issuance of short-term debt greater than three months	50	114
Payments on short-term debt greater than three months	(46)	(6)
Proceeds from issuance of long-term debt	2,652	1,443
Payments on long-term debt	(1,207)	(224)
Collections on securitization programs, net of remittances	(3)	28
Purchases of treasury stock	—	(494)
Proceeds from issuance of stock	—	51
Transaction financing, debt issuance and other costs	(130)	(13)
Employee taxes paid for share-based payment arrangements	(16)	(38)
Distributions to noncontrolling interests	(93)	(49)
Proceeds from sale of noncontrolling interests	2,943	—
Dividends paid to stockholders	(1,239)	(1,474)
Other financing activities, net	(6)	—
Cash provided by (used for) financing activities	2,941	(723)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	259	18
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	2,491	(61)
Cash, cash equivalents and restricted cash at beginning of period	2,263	3,048
Cash, cash equivalents and restricted cash at end of period	$4,754	$2,987
Less: Restricted cash and cash equivalents, included in "Other current assets"	145	104
Cash and cash equivalents at end of period	$4,609	$2,883

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Packaging & Specialty Plastics	$4,891	$5,516	$15,226	$16,461
Industrial Intermediates & Infrastructure	2,834	2,962	8,475	8,921
Performance Materials & Coatings	2,082	2,214	6,282	6,609
Corporate	166	187	525	568
Total	$9,973	$10,879	$30,508	$32,559
U.S. & Canada	$3,914	$4,149	$12,129	$12,470
EMEAI [1]	3,090	3,568	9,636	10,624
Asia Pacific	1,838	1,890	5,433	5,712
Latin America	1,131	1,272	3,310	3,753
Total	$9,973	$10,879	$30,508	$32,559

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2025					Nine Months Ended Sep 30, 2025
	Local Price & Product Mix	Currency	Volume	Portfolio & Other [2]	Total	Local Price & Product Mix	Currency	Volume	Portfolio & Other [2]	Total
Percent change from prior year
Packaging & Specialty Plastics	(10)%	1%	(1)%	(1)%	(11)%	(8)%	—%	1%	(1)%	(8)%
Industrial Intermediates & Infrastructure	(8)	2	2	—	(4)	(5)	—	—	—	(5)
Performance Materials & Coatings	(5)	1	(2)	—	(6)	(3)	—	(2)	—	(5)
Total	(8)%	1%	(1)%	—%	(8)%	(6)%	—%	—%	—%	(6)%
Total, excluding the Hydrocarbons & Energy business	(8)%	1%	—%	—%	(7)%	(6)%	—%	—%	(1)%	(7)%
U.S. & Canada	(9)%	—%	3%	—%	(6)%	(5)%	—%	3%	(1)%	(3)%
EMEAI [1]	(8)	4	(8)	(1)	(13)	(6)	1	(3)	(1)	(9)
Asia Pacific	(9)	—	6	—	(3)	(8)	—	3	—	(5)
Latin America	(8)	—	(3)	—	(11)	(8)	—	(4)	—	(12)
Total	(8)%	1%	(1)%	—%	(8)%	(6)%	—%	—%	—%	(6)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2025
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(2)%	1%	(2)%	(3)%
Industrial Intermediates & Infrastructure	(4)	1	5	2
Performance Materials & Coatings	(3)	1	—	(2)
Total	(3)%	1%	1%	(1)%
Total, excluding the Hydrocarbons & Energy business	(3)%	1%	2%	—%
U.S. & Canada	(2)%	—%	—%	(2)%
EMEAI [1]	(4)	2	(4)	(6)
Asia Pacific	(3)	—	9	6
Latin America	(2)	—	4	2
Total	(3)%	1%	1%	(1)%
1.Europe, Middle East, Africa and India.
2.Portfolio & Other includes the sales impact of the flexible packaging laminating adhesives business, which was sold to Arkema S.A. in the fourth quarter of 2024.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Packaging & Specialty Plastics		$199	$618	$612	$1,926
Industrial Intermediates & Infrastructure		(47)	(53)	(360)	41
Performance Materials & Coatings		80	140	281	327
Corporate		(52)	(64)	(144)	(160)
Total		$180	$641	$389	$2,134

Depreciation and Amortization by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Packaging & Specialty Plastics		$349	$384	$1,078	$1,098
Industrial Intermediates & Infrastructure		158	155	457	443
Performance Materials & Coatings		174	194	566	578
Corporate		7	8	25	24
Total		$688	$741	$2,126	$2,143

Operating EBITDA by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Packaging & Specialty Plastics		$548	$1,002	$1,690	$3,024
Industrial Intermediates & Infrastructure		111	102	97	484
Performance Materials & Coatings		254	334	847	905
Corporate		(45)	(56)	(119)	(136)
Total		$868	$1,382	$2,515	$4,277

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Packaging & Specialty Plastics		$(6)	$16	$40	$96
Industrial Intermediates & Infrastructure		(68)	(17)	(165)	(63)
Performance Materials & Coatings		1	1	2	9
Corporate		1	2	1	3
Total		$(72)	$2	$(122)	$45

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended			Nine Months Ended
In millions (Unaudited)	Jun 30, 2025	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Net income (loss)	$(801)	$124	$240	$(967)	$1,236
+ Provision (credit) for income taxes	142	(54)	84	4	145
Income (loss) before income taxes	$(659)	$70	$324	$(963)	$1,381
- Interest income	39	47	36	114	143
+ Interest expense and amortization of debt discount	209	221	199	646	595
- Significant items	(468)	64	(154)	(820)	(301)
Operating EBIT (non-GAAP)	$(21)	$180	$641	$389	$2,134

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$70	$62	$0.08
Less: Significant items
2025 Restructuring Program severance and related benefit costs and asset related charges [4]	(23)	(18)	(0.02)	Restructuring and asset related charges - net
Implementation costs [5]	(5)	(4)	(0.01)	Cost of sales ($4 million); SG&A ($1 million)
Net gain on divestitures and asset sale [6]	110	110	0.15	Sundry income (expense) - net
Loss on early extinguishment of debt	(18)	(14)	(0.02)	Sundry income (expense) - net
Income tax related items [7]	—	120	0.17	Provision for income taxes
Total significant items	$64	$194	$0.27
Operating results (non-GAAP)	$6	$(132)	$(0.19)

Significant Items Impacting Results for the Three Months Ended Sep 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$324	$214	$0.30
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [8]	(79)	(62)	(0.09)	Cost of sales ($47 million); R&D ($1 million); SG&A ($7 million); Restructuring and asset related charges - net ($24 million)
Indemnification and other transaction related costs [9]	(75)	(58)	(0.08)	Cost of sales
Total significant items	$(154)	$(120)	$(0.17)
Operating results (non-GAAP)	$478	$334	$0.47
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased, non-manufacturing facilities, exit and disposal costs and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
5.Implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's formerly wholly owned subsidiary, Dow InfraCo, LLC.
6.Related to a gain on the sale of the Company's ownership interest in a nonconsolidated affiliate.
7.Related to a tax benefit stemming from the U.S. Tax Court's decision in Varian Medical Systems Inc. v. Commissioner and a basis adjustment related to the consolidated infrastructure entity.
8.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.
9.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(963)	$(1,080)	$(1.53)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(51)	(39)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($4 million); Restructuring and asset related charges - net ($1 million); Sundry income (expense) - net ($1 million)
2025 Restructuring Program severance and related benefit costs and asset related charges [5]	(821)	(653)	(0.92)	Restructuring and asset related charges - net
Implementation costs [6]	(10)	(8)	(0.02)	Cost of sales ($5 million); SG&A ($5 million)
Net gain on divestitures and asset sale [7]	213	187	0.26	Sundry income (expense) - net
Litigation related charges, awards and adjustments [8]	42	33	0.05	Cost of sales
Loss on early extinguishment of debt	(78)	(62)	(0.09)	Sundry income (expense) - net
Indemnification and other transaction related costs [9]	(115)	(93)	(0.13)	Cost of sales ($98 million); Sundry income (expense) - net ($17 million)
Income tax related items [10]	—	(33)	(0.05)	Provision for income taxes
Total significant items	$(820)	$(668)	$(0.95)
Operating results (non-GAAP)	$(143)	$(412)	$(0.58)

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,381	$1,169	$1.65
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(226)	(177)	(0.25)	Cost of sales ($124 million); R&D ($3 million); SG&A ($30 million); Restructuring and asset related charges - net ($69 million)
Indemnification and other transaction related costs [9]	(75)	(58)	(0.08)	Cost of sales
Income tax related items [10]	—	194	0.27	Provision for income taxes
Total significant items	$(301)	$(41)	$(0.06)
Operating results (non-GAAP)	$1,682	$1,210	$1.71
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets, partly offset by an asset related credit adjustment in 2025 and impairment charges related to the write-down of certain manufacturing assets in 2024.
5.Severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased, non-manufacturing facilities and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
6.Implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's formerly wholly owned subsidiary, Dow InfraCo, LLC.
7.Related to a gain on the sale of the soil fumigation product line and a gain on the sale of the Company's ownership interest in a nonconsolidated affiliate.
8.Includes a gain associated with the reassessment of liabilities for certain accrued legacy agricultural products groundwater contamination matters, partially offset by the settlement of a separate claim related to water storage district legacy groundwater contamination matters.
9.Primarily Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business. Also includes charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
10. 2025 relates to valuation allowances on deferred tax assets in certain foreign jurisdictions, partially offset by a tax benefit stemming from the U.S. Tax Court's decision in Varian Medical Systems Inc. v. Commissioner and a basis adjustment related to the consolidated infrastructure entity. 2024 relates to reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(659)	$(835)	$(1.18)
Less: Significant items
2025 Restructuring Program severance and related benefit costs and asset related charges [4]	(591)	(474)	(0.67)	Restructuring and asset related charges - net
Implementation costs [5]	(5)	(4)	(0.01)	Cost of sales ($1 million); SG&A ($4 million)
Net gain on divestitures and asset sale [6]	103	77	0.11	Sundry income (expense) - net
Litigation related charges, awards and adjustments [7]	42	33	0.05	Cost of sales
Indemnification and other transaction related costs [8]	(17)	(17)	(0.02)	Sundry income (expense) - net
Income tax related items [9]	—	(153)	(0.22)	Provision for income taxes
Total significant items	$(468)	$(538)	$(0.76)
Operating results (non-GAAP)	$(191)	$(297)	$(0.42)
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased, non-manufacturing facilities and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
5.Implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's wholly owned subsidiary, Dow InfraCo, LLC.
6.Related to a gain on the sale of the soil fumigation product line.
7.Includes a gain associated with the reassessment of liabilities for certain accrued legacy agricultural products groundwater contamination matters, partially offset by the settlement of a separate claim related to water storage district legacy groundwater contamination matters.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to valuation allowances on deferred tax assets in certain foreign jurisdictions, partially offset by a tax basis adjustment related to the consolidated infrastructure entity.

Reconciliation of Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Cash provided by operating activities - continuing operations (GAAP)	$1,130	$800	$764	$2,092
Capital expenditures	(564)	(736)	(1,911)	(2,173)
Free Cash Flow (non-GAAP)	$566	$64	$(1,147)	$(81)

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Dec 31, 2024	Mar 31, 2025	Jun 30, 2025	Sep 30, 2025
Cash provided by (used for) operating activities - continuing operations (GAAP)	$811	$104	$(470)	$1,130
Net income (loss) (GAAP)	$(35)	$(290)	$(801)	$124
Cash flow from operations to net income (GAAP) [1]	N/A	N/A	N/A	911.3%
Cash flow from operations to net income - trailing twelve months (GAAP) [2]				N/A
Operating EBITDA (non-GAAP)	$1,205	$944	$703	$868
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	67.3%	11.0%	(66.9)%	130.2%
Cash Flow Conversion - trailing twelve months (non-GAAP)				42.3%
1.Cash flow from operations to net income is not applicable for the second quarter of 2025, first quarter of 2025 and fourth quarter of 2024 due to a net loss for the period.
2.Cash flow from operations to net income - trailing twelve months is not applicable due to a net loss for the trailing twelve months period.